Exhibit 10.3

Navient Corporation 2014 Omnibus Incentive Plan
Stock Option Agreement

A.

Option Grant.  Net-Settled Stock Options (the “Options”) to purchase a total of _______________ shares of Common Stock, par value $.01 per share, of Navient Corporation (the “Corporation”) are hereby granted to __________________ (the “Grantee”), subject in all respects to the terms and provisions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of April 4, 2017 (the “Plan”), which is incorporated herein by reference, and this Stock Option Agreement (the “Agreement”).  The Options are non-qualified stock options and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly.

B.	Option Price. The purchase price per share is $__________ (the “Option Price”), which is the fair market value per share of Common Stock on the Grant Date.
C.	Grant Date. The date of grant of these Options is ________________, 2018 (the “Grant Date”).
D.

Vesting; Exercisability.  The Options are not vested as of the Grant Date.  Unless vested earlier as set forth below, the Options will vest as follows: One-third of the Options will vest on each of the first, second, and third anniversary of the Grant Date, respectively.

•

Except as set forth below, if the Grantee ceases to be an employee of the Corporation (or a Subsidiary) for any reason, he/she will forfeit any unvested Options as of the date of such termination of employment.

•

Except as otherwise set forth herein, including Section H, if the Grantee’s employment with the Corporation (or a Subsidiary) is terminated by the Corporation (or a Subsidiary) for any reason other than for Cause, or if the Grantee voluntarily ceases to be an employee of the Corporation (or a Subsidiary) due to Retirement, all unvested Options will continue to vest based on their original vesting terms, and each vested portion of the Options will be exercisable for one year from the later of (i) the termination date or (ii) the date such portion vests, but in no event later than the Expiration Date (as defined below).

•

Upon termination of employment for death or Disability, all unvested Options will vest and all vested Options will be exercisable for one year from the date of such termination, but in no event later than the Expiration Date.

•

Except as otherwise set forth herein, vested Options (taking into account any vesting acceleration, if any) are exercisable until the earlier of: (1) the Expiration Date; or (2) three months from the date of termination.

•	Upon termination of employment for Cause, all Options, vested or unvested, are forfeited.

E.

Expiration.  These Options expire five years from the Grant Date (the “Expiration Date”), subject to the provisions of the Plan and this Agreement, which may provide for earlier expiration in certain instances, including Grantee’s termination of employment.

F.

Non-Transferable; Binding Effect.  These Options may not be transferred except as provided for herein.  All or any part of these Options may be transferred by the Grantee by will or by the laws of descent and distribution.  In addition, Grantee may transfer all or any part of any Option to “Immediate Family Members.” “Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Grantee or bona fide trusts, partnerships or other entities controlled by and of which all beneficiaries are Immediate Family Members of the Grantee.  Any Options that are transferred are further conditioned on the Grantee’s transferees and Immediate Family Members agreeing to abide by the Corporation’s then current stock option transfer guidelines.  The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Grantee.

G.

Net-Settlement upon Option Exercise; Taxes.  These Options shall be exercised only in accordance with the terms of this Agreement.  Each exercise must be for no fewer than fifty (50) Options, other than an exercise for all remaining Options.  Upon exercise of all or part of the Options, the Grantee shall receive from the Corporation the number of shares of Common Stock resulting from the following formula: the total number of Options exercised less the sum of “Shares for the Option Cost” and “Shares for Taxes”, rounded up to the nearest whole share.  “Shares for the Option Cost” equals the Option Price multiplied by the number of Options exercised divided by the fair market value per share of the Corporation’s common stock at the time of exercise.  “Shares for Taxes” equals the tax liability divided by the fair market value per share of the Corporation’s common stock at the time of exercise.  Grantee shall receive cash for any resulting fractional share amount.  As a condition to the issuance of shares of Common Stock of the Corporation pursuant to these Options, the Grantee agrees to remit to the Corporation (through the procedure described in this paragraph) at the time of any exercise of these Options any taxes required to be withheld by the Corporation under federal, state, or local law as a result of the exercise of these Options.

H.	Vesting Upon Change In Control. Notwithstanding anything to the contrary in this Agreement, including Section (D):
(I)

In the event of a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of these Options that were not vested shall become 100 percent vested and exercisable effective immediately prior to the consummation of such Change in Control; and

(II)

In the event of either (x) a Change in Control described in clause (a) of the definition thereof, or (y) a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards, then no acceleration of vesting shall occur upon such Change in Control, and all unvested Options shall continue to vest in accordance with Section (D) hereof; provided, however, that if Grantee’s employment shall terminate within twenty-four months following such Change in

Control other than for (i) Cause, or (ii) voluntary termination that is not a Retirement or termination of employment for Good Reason, any Options not previously vested shall immediately become vested and exercisable upon such employment termination and such Options shall be exercisable until the earlier of: (1) the Expiration Date; or (2) one year from the date of termination. Upon any termination of employment during such twenty-four month period described in clause (i) or (ii) of the preceding sentence, any unvested Options shall be forfeited. Upon any termination of employment occurring after the end of such twenty-four month period, vesting and exercise of any remaining unvested Options shall be governed by Section (D) hereof.

(III)

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

I.

Clawback Provision.  Notwithstanding anything to the contrary herein, the Options shall be subject to any recoupment or clawback policy that is adopted by the Corporation, including any policy that is adopted or amended after the Grant Date, or any recoupment or clawback policy that becomes applicable to the Corporation pursuant to any requirement of law or any exchange listing requirement, in either case to the extent provided therein.

J.

Board Interpretation.  The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Compensation and Personnel Committee of the Board concerning any questions arising under this Agreement or the Plan.

K.

Stockholder Rights.  The Grantee shall not be deemed a stockholder of the Corporation with respect to any of the shares of Common Stock subject to the Options, except to the extent that such shares shall have been purchased and transferred to the Grantee.  The Corporation shall not be required to issue or transfer any shares of Common Stock purchased upon exercise of the Options until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed.

L.

No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

M.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.
N.

Securities Law Compliance; Restrictions on Resales of Option Shares.  The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Option and/or any resales by the Grantee or other subsequent transfers by the Grantee of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or the Common Stock underlying the Option and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Option and/or for such resales or other transfers.  The sale of the shares of Common Stock underlying the Option must also comply with other applicable laws and regulations governing the sale of such shares.

O.

Data Privacy.  As an essential term of this Option, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  By entering into this Agreement and accepting the Option, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”).  Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of Common Stock acquired upon exercise of the Option.  Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

P.

Electronic Delivery.  The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation and thereafter until withdrawn in writing by Grantee.

Q.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
R.

Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

S.

Plan Controls; Entire Agreement; Capitalized Terms.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.  Capitalized terms not defined herein shall have the meanings as described in the Plan.

T.

Miscellaneous.  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.  The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.  The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement.  The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

The Grantee must contact Merrill Lynch to accept the terms of this grant.  Merrill Lynch can be contacted at www.benefits.ml.com or by phone at 1-877-756-ESOP.  If Grantee fails to accept the terms of this grant, the Options may not be exercised.

NAVIENT CORPORATION

By:

Jack Remondi

President and Chief Executive Officer

Accepted by:

Date